                                                                    Exhibit 10.1



                                            March 7, 1997



Vornado Realty Trust
Park 80 West, Plaza II
Saddle Brook, New Jersey 07663

Attention:  Mr. Joseph Macnow
            -----------------

Gentlemen:

     We (hereinafter and in the General Conditions attached hereto and made a part hereof, "Lender") agree to lend $400,000,000 (the "Loan") to a partnership to be formed by you and approved by Lender (hereinafter and in the General Conditions, "Borrower").

     This letter and the General Conditions are hereinafter and in the General Conditions sometimes collectively referred to as "this Commitment".

     The Loan shall be advanced pursuant to a credit agreement (the "Credit Agreement") in connection with the acquisition referred to below. The Loan shall mature 90 days from the date of the Loan closing and shall bear interest (subject to the following paragraph), payable monthly, at a rate per annum which shall at all times be equal to the greater of (a) the prime commercial lending rate as announced by Lender from time to time at its principal office in the United States or (b) the federal funds rate plus 1/2 of 1%, to be computed on an actual/360- day basis, each change in said rates to be effective as of the day of such change. For purposes hereof, "federal funds rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day or, for any day that is not a banking day in New York City, for the immediately preceding banking day.

     The Credit Agreement shall provide that Borrower shall have the option, subject to availability and to the limitations hereinafter set forth, to have portions of the outstanding principal amount of the Loan specified by Borrower (each such portion a "Libor Amount") bear interest, payable monthly, at a rate per annum (the "Libor Alternate

                                       -1-

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Vornado Realty Trust, p. 2


Rate") which shall at all times be .625% in excess of the rate offered by the London branch of Lender to prime banks in the London interbank market for deposits in immediately available funds, in lawful money of the United States, at approximately 11 A.M. (London time) two business days prior to the first day of a given Libor Interest Period (as hereinafter defined) selected by Borrower as hereinafter provided, for amounts comparable to the Libor Amount in question and having the same term as the applicable Libor Interest Period, as adjusted for the maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained by member banks in New York City with deposits exceeding one billion dollars with respect to "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System. The Libor Alternate Rate as determined by Lender from time to time as aforesaid shall be computed on an actual/360-day basis. Borrower shall have the option of choosing the period of time during which a Libor Amount shall bear interest at the Libor Alternate Rate (each such period a "Libor Interest Period"), provided, however, that each such period shall, unless otherwise permitted by Lender, be either one, two or three months, and in no event shall any such period extend beyond the maturity date, by giving irrevocable telephonic notice (to be promptly confirmed in writing) to Lender by 12 noon (New York time) three business days prior to the first day of the desired Libor Interest Period. If a Libor Alternate Rate is not available in accordance with the terms of the Credit Agreement or if Borrower fails to select a succeeding Libor Interest Period with respect to a Libor Amount on the last day of an existing Libor Interest Period, said Libor Amount shall bear interest at the prime based rate. The Credit Agreement shall also contain Lender's standard protective and qualifying provisions regarding Libor Alternate Rate pricing and shall limit Borrower to a maximum of three Libor Interest Periods at any time.

        Lender's obligation to make the Loan shall be subject to (i) its receipt of a guaranty of payment of the Loan executed by Vornado Realty Trust ("Guarantor"), (ii) the satisfaction of the General Conditions and (iii) the further conditions that (a) Borrower shall have been created as an operating partnership in which Guarantor is the managing general partner and the holder of in excess of 90% of the beneficial interests, (b) Borrower shall have become the owner of assets which shall include Guarantor's existing portfolio and Guarantor's interest in Alexander's, Inc. and varying interests in seven midtown Manhattan office buildings containing approximately 5,500,000 million square feet of space and an associated management/leasing company acquired from The Mendik Company and shall have represented that it is the owner of 100% of such assets, (c) evidence satisfactory to Lender that such acquisition has occurred in a manner satisfactory to Lender and (d) Lender's existing $75,000,000 line of credit to Guarantor shall have been cancelled.

        The Credit Agreement shall (i) contain the representations and warranties, financial covenants, mandatory prepayment events and events of default set forth on Exhibit A hereto, as well as such other representations and warranties, covenants, defaults, late charges and default interest rates as are customary in a loan of this nature and size to be mutually agreed upon by Borrower and Lender and (ii) provide that Borrower shall have two successive options to extend the maturity date of the Loan, provided no default exists under the Credit Agreement, the first option for three months and the second option for six months but in no event shall the maturity date of the Loan extend beyond the first anniversary of the Loan closing.

        If the Loan fails to close for any reason other than a default by Lender in its obligations under this Commitment, you agree to pay a fee of $200,000 to Lender for the cancellation of this Commitment if cancelled on or before sixty (60) days from the date hereof or a fee of $300,000 if cancelled after sixty (60) days from the date hereof.

        If this Commitment is satisfactory, please indicate your acceptance thereof by executing and returning to Lender a copy of this covering letter with the General Conditions attached within five (5) days from the date hereof, together with any sums required above to be paid upon acceptance hereof. Otherwise this Commitment will, at Lender's option, be of no force or effect.

                                Very truly yours,

                                UNION BANK OF SWITZERLAND
                                  (NEW YORK BRANCH)


                                By /s/ Brent Davis
                                   ----------------------------------------
                                   Name:  Brant Davis
                                   Title: Assistant Vice-President


                                By /s/ Albert Rabil
                                   -----------------------------------------
                                   Name:  Albert Rabil
                                   Title: Managing Director

Accepted and agreed to this
12 day of March, 1997.
--

VORNADO REALTY TRUST

by /s/ Joseph Macnow
   ------------------------------
   Name:  Joseph Macnow
   Title: Vice President and CFO
          Vornado Realty Trust

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                     GENERAL CONDITIONS OF LOAN COMMITMENTS


     1. The Loan shall be conditioned on Lender's receipt of the following,

          (a) Certified financial statements of Guarantor and such other persons or entities connected with the Loan as Lender may request, together with evidence that there has occurred no material adverse change in the respective financial conditions reflected therein between the respective dates thereof and the date of the Loan closing:

          (b) An opinion of counsel to Borrower to the effect, inter alia, that the Loan documents contemplated hereby will be valid and enforceable in accordance with their respective terms; and

          (c) Such other documents, instruments, opinions and assurances as Lender shall request, including, without limitation, Borrower's and Guarantor's organizational documents and evidence of authority.

     2. The Loan documents and all other instruments and documents required hereby, or relating to Borrower's capacity and authority to make the Loan and to execute the Loan documents and such other documents, instruments, opinions and assurances as Lender may request and all procedures in connection herewith or therewith shall be subject to the approval, as to form and substance, of Lender and Lender's counsel, Messrs. Dewey Ballantine, New York, New York. All persons or entities responsible for the preparation and/or execution of any required documents or instruments and all obligors thereunder, shall be satisfactory to Lender.

     3. The Loan shall be made without cost to Lender, and Borrower and Guarantor shall pay, whether or not the Loan closes, the fees and expenses of Lender's counsel, and any other out-of-pocket costs or expenses incurred by Lender. In addition, Borrower and Guarantor shall pay any legal fees or expenses incurred by Lender in connection with any action or proceeding brought in respect of this Commitment. The acceptance of this Commitment shall constitute an undertaking on the part of Borrower and Guarantor to indemnify Lender against claims of brokers arising in connection with the execution of this Commitment or the consummation of the Loan.

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     4. The Loan closing shall be held on a date within 90 days from the date of the covering letter at the offices of Lender's counsel in New York City, or such other place specified by Lender. If the Loan closing is not held within such 90-day period, Lender's obligations hereunder shall terminate unless Lender, at its option, extends the time for such closing in writing.

     5. Borrower and Guarantor recognize that Lender may sell and transfer interests in the Loan to one or more participants or assignees and that all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower, Guarantor or the Loan, may be exhibited to and retained by any such participant or assignee or prospective participant or assignee.

     6. This Commitment and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to New York's principles of conflicts of law). Borrower and Guarantor hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Commitment, and Borrower and Guarantor hereby agree and consent that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in The City of New York may be made by certified or registered mail, return receipt requested, directed to Borrower or Guarantor at the address indicated above to which this Commitment was sent, and service so made shall be complete 5 days after the same shall have been so mailed.

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                                   EXHIBIT A

Definitions

        Vornado: Initially Vornado Realty Trust, then Borrower upon closing of the contemplated acquisition.

        EBITDA: Earnings before interest, taxes, depreciation, and amortization determined in accordance with GAAP and adjusted for non-recurring items (e.g., out-parcel sales).

        Combined EBITDA: 100% of EBITDA from Vornado's wholly-owned properties and Vornado's pro rata share of EBITDA from joint venture properties.

        Combined Interest Expense: The total Interest Expense of Vornado's wholly-owned properties and Vornado's pro rata share of Interest Expense from joint venture properties.

        Capitalization Value: Includes: (i) Vornado's past four quarters combined EBITDA capitalized at 9%; (ii) Cash and Cash equivalents; and (iii) projects under development at cost. For the purposes of this calculation, Vornado combined EBITDA attributable to leasing commissions, management fees or development fees shall not exceed 5% of Vornado Combined EBITDA.

        Total Adjusted Outstanding Indebtedness: Includes: (i) 100% of all outstanding unsecured and secured indebtedness (excluding margin debt on cash and cash equivalent securities) for Vornado and its wholly-owned properties; (ii) Vornado's pro rata shares of debt from joint venture properties; and (iii) Vornado's recourse contingent obligations.

        Equity Value:  Capitalization Value less Total Adjusted Outstanding
            Indebtedness.

        Unencumbered Combined EBITDA: 100% of EBITDA for Vornado's wholly-owned unencumbered properties and Vornado's pro rata share of EBITDA from unencumbered joint venture properties.

        Total Adjusted Unsecured Outstanding Indebtedness: Includes: (i) 100% of all outstanding unsecured indebtedness for Vornado and its wholly-owned properties; (ii) Vornado's pro rata share of unsecured debt from joint venture properties; and (iii) Vornado's recourse contingent obligations.

Representations and Warranties

-       Valid existence and authority.

-       Binding effect of agreement.

-       Fair presentation of financial information.

-       No material adverse change.

-       No litigation with probability of material loss.

- Compliance with applicable laws, including relevant environmental laws.

-       Payment of taxes.

- Full disclosure (no representation will be made with respect to projections).

-       Existence of insurance.

-       Valid existence of material subsidiaries.

Financial Covenants

At all times, Vornado is to maintain the following covenants and ratios (quarterly test):

-       Minimum Vornado Equity Value of $600 million.

-       Total Adjusted Outstanding Indebtedness not to exceed
        55% of Vornado Capitalization Value.

-       The ratio of Combined EBITDA to Combined Interest
        Expense, for the prior four quarters, shall not be less than 2.25 to 1.00.

-       Secured Indebtedness not to exceed 35% of Vornado
        Capitalization Value.

- The ratio of Combined EBITDA, for the prior four quarters, to the current Total Adjusted Outstanding
        Indebtedness less all unrestricted Cash and Cash
        Equivalents shall not be less than 16%.

                                       2


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-  The ratio of Unencumbered Combined EBITDA, for the prior four quarters, to the current Total Adjusted Unsecured Outstanding Indebtedness less all unrestricted Cash and Cash Equivalents shall not be less than 16%.

Provision of the following information on a quarterly (unaudited) basis:

- Statement from a qualified representative of Vornado acceptable to Lender presenting and certifying covenant compliance.

Provision of the following information as necessary:

-  Notice of material default.

- Copies of any documents filed with the SEC by Vornado or any subsidiaries thereof.

- Notification of the bankruptcy or cessation of operations of any tenant to which greater than 4% of Vornado's consolidated minimum rent is attributable.

-  Notification of any asset acquisition or asset sale in excess of $25 million.

-  Full information as to Vornado's insurance coverage.

-  Other information as reasonably requested by Lender.

- Maintenance of existence, maintenance of properties, maintenance of insurance, payment of taxes and compliance with all applicable laws and regulations.

-  Inspection of property, books and records at Lender's reasonable request.

Negative Covenants
------------------

- No encumbrance or indebtedness on any unencumbered assets now held or hereafter acquired by Vornado.

-  No additional encumbrance or indebtedness on any currently encumbered assets.

Mandatory Prepayment Events
---------------------------

-  Merger, unless Borrower is the surviving entity.


                                       3

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-    Sale of any asset or assets totaling more than 25% of Borrower's
     Capitalization Value.

- Cumulative total investments in minority interests in shares of other companies in excess of 15% of Capitalization Value (not to include existing investments in minority interests in shares of other companies).

- Proceeds from any capital events (financings, equity offerings or otherwise) shall be applied to prepayment of the Loan.

Events of Default

-    Failure to pay principal when due.

-    Failure to pay interest within five days after due.

- Violation of covenants, subject, where appropriate, to cure or grace periods to be negotiated.

-    Material inaccuracy of any representation or warranty.

-    Cross-default to recourse debt obligations in excess of $10 million.

- Insolvency or bankruptcy of Borrower, Guarantor or a subsidiary to which more than $100 million of Total Market Capitalization is attributable.

-    Judgment defaults in excess of $10 million that remain unremedied.

- Failure of Guarantor to remain a publicly traded, stock exchange listed company and to qualify as a real estate investment trust.

                     [UNION BANK OF SWITZERLAND LETTERHEAD]



                                                March 7, 1997


Vornado Realty Trust
Park 80 West, Plaza II
Saddle Brook, New Jersey 07663

Attention: Mr. Joseph Macnow

                                Re: Facility Fee


Gentlemen:

        With respect to our commitment letter issued simultaneously herewith, you agree to pay to UBS (for UBS' own account), the sum of $500,000 as a facility fee upon the closing of the Loan referred to therein.

        In addition, Borrower shall pay to UBS (for UBS' own account) an extension fee of $500,000 per extension as a condition to the effectiveness of each of the two extensions provided for in said commitment.

        This letter constitutes your agreement to pay the foregoing and may not be modified, supplemented, amended or terminated except by a writing executed by you and us.

                                        Very truly yours,


                                        UNION BANK OF SWITZERLAND
                                          (NEW YORK BRANCH)

                                        By: /s/ Brent Davis
                                           -------------------------
                                           Name: Brent Davis
                                           Title:

                                        By: /s/ Joseph Bassil
                                            ------------------------
                                            Name: JOSEPH BASSIL
                                            Title: VICE PRESIDENT

Accepted and agreed to this
12 day of March, 1997.

VORNADO REALTY TRUST


By; /s/ Joseph Macnow
    ----------------------
    Name: Joseph Macnow
    Title: